Exhibit 99.1

NEWS RELEASE

CONTACT INFORMATION:
Scott Sullinger                                Erica Mannion
NeoMagic Corporation                           Sapphire Investor Relations, LLC
Chief Financial Officer                        Investor Relations
(408) 988-7020                                 (212) 766-1800

              NEOMAGIC(R) CORPORATION REPORTS THIRD QUARTER RESULTS

         Santa Clara, Calif. - November 20, 2006 - NeoMagic Corporation (Nasdaq:
NMGC), today reported its financial results for the third quarter of fiscal year 2007. Total revenue for the third quarter ended October 29, 2006 was $192 thousand, compared to total revenue of $177 thousand for the second quarter of fiscal 2007. Total revenue for the third quarter of fiscal 2006 was $8.6 million, primarily as a result of $8.5 million in patent licensing revenue from Sony under an agreement completed in the third quarter of fiscal 2006. The net loss for the third quarter of fiscal 2007 was $4.3 million, or a loss of $0.44 per share, compared to a net loss of $4.2 million, or a loss of $0.44 per share, in the second quarter of fiscal 2007. The second quarter of fiscal 2007 included a gain on sale of patents of approximately $1.0 million. The Company's expenses in the third quarter were lower than the second quarter primarily due to a reduction in development costs for the NeoMobileTV chip. For the third quarter of fiscal 2006, the Company reported net income of $779 thousand, or income of 11 cents per share. The third quarter of fiscal 2006 included the patent licensing revenue from Sony.

         Cash, cash equivalents and short-term investments declined from $17.1 million at July 30, 2006 to $13.6 million at October 29, 2006.

         "We are now addressing several different markets in addition to mobile phones, including mobile TV, handheld TV, navigation systems, Voice and Video-Over-IP and wireless cameras. I am excited about our market opportunities and the increasing breadth of our design wins. In addition to these exciting opportunities, we have several designs that we expect to go into production over the next few months," said Douglas Young, president and chief executive officer of NeoMagic.

CONFERENCE CALL HIGHLIGHTS

Topics to be covered on NeoMagic's quarterly conference call include the following:

     o   NeoMagic is currently sampling its NeoMobileTV chip.
     o The MiMagic 6+ has been selected for a wireless camera module manufactured by LG Innotek.
     o   NeoMagic has several ISDB-T design wins for the Japanese market.
     o The Company is continuing its work with a large semiconductor manufacturer to develop a Windows Mobile Certified manufacturing kit targeted for mobile phone manufacturers in Asia.
     o Outside of the mobile phone market, the MiMagic 6+ has been selected for GPS and multimedia processing in an automotive application currently under development by a Korean OEM.

DIAL-IN INFORMATION

NeoMagic will hold its third quarter fiscal 2007 conference call today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The call can be accessed via the Internet at www.neomagic.com, in the "Investor Resources" section of our web site. The call can also be accessed by dialing 866-253-5757 in the U.S. and 703-639-1206 internationally. There is no passcode for the live call. An audio replay of the call will be available for seven days beginning on November 20 at 9:00 p.m. Eastern Time (6:00 p.m. Pacific Time). The replay number is 888-266-2081 in the U.S. and 703-925-2533 internationally. The passcode for the replay is 988011.

The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

ABOUT NEOMAGIC

NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 25 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's design wins, expected orders, production timing, availability of new products and revenue opportunities. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones and other devices developed and marketed by customers that use the Company's products, customers' plans to develop smart phones, feature phones and other products, the acceptance of advanced multimedia services such as H.264 television on mobile phones and other products, the Company's ability to execute product and technology development plans on schedule, and the timely availability of sufficient manufacturing capacity at the Company's foundry to meet future customer demand for products. There is no certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or switch to other vendors. In addition, customers may fail to achieve their expected sales objectives due to competitive or other reasons. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay significant fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

                               - tables to follow-
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NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                Three Months Ended                  Nine Months Ended
                                      ---------------------------------------   -------------------------
                                      October 29,    July 30,     October 30,   October 29,   October 30,
                                         2006          2006          2005          2006          2005
                                      -----------   -----------   -----------   -----------   -----------
Product revenue                       $       192   $       177   $       158   $       455   $       758
Licensing revenue                               0             0         8,490             0         8,490
Total Revenue                                 192           177         8,648           455         9,248

Cost of product revenue                       197           115           147           398           783
Cost of licensing revenue                       0             0         2,861             0         2,861
Total cost of revenue                         197           115         3,008           398         3,644
Gross profit (loss)                            (5)           62         5,640            57         5,604

Operating expenses:

Research and development                    3,171         3,831         2,980        10,286         9,210
Sales, general and
 administrative                             1,236         1,706         1,767         4,882         4,867
Gain on sale of patents                         0        (1,044)            0        (1,044)       (3,481)

Total operating expenses                    4,407         4,493         4,747        14,124        10,596

Income (loss) from operations              (4,412)       (4,431)          893       (14,067)       (4,992)

Interest income and other                     180           234           192           684           486
Interest expense                              (23)          (29)         (256)          (89)         (676)

Income (loss) before income taxes          (4,255)       (4,226)          829       (13,472)       (5,182)

Income tax provision                           13            14            50            43           149

Net income (loss)                     $    (4,268)  $    (4,240)  $       779   $   (13,515)  $    (5,331)

Basic net income (loss)
 per share                            $     (0.44)  $     (0.44)  $      0.12   $     (1.41)  $     (0.80)
Diluted net income (loss)
 per share                            $     (0.44)  $     (0.44)  $      0.11   $     (1.41)  $     (0.80)
Weighted average common shares
 outstanding for basic                      9,630         9,579         6,740         9,577         6,694
Weighted average common shares
 outstanding for diluted                    9,630         9,579         6,882         9,577         6,694

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

                                            October 29,       July 30,      January 29,
                                               2006            2006            2006
                                           -------------   -------------   -------------
                                            (unaudited)     (unaudited)
ASSETS

Current assets:
Cash and cash equivalents                  $      11,418   $      14,618   $      26,695
Short-term investments                             2,223           2,506               0
Accounts receivable, net                              54              32               9
Inventory                                            826             733             171
Other current assets                                 463             612             800
Total current assets                              14,984          18,501          27,675

Property, plant and equipment, net                 1,226           1,602           2,368
Other assets                                         422             421             451

Total assets                               $      16,632   $      20,524   $      30,494

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                           $         968   $         936   $       1,735
Compensation and related benefits                  1,215           1,171           1,024
Income taxes payable                               1,078           1,072           1,059
Other accruals                                        82             149             264
Current portion of capital lease
 obligations                                       1,244           1,244           1,525
Total current liabilities                          4,587           4,572           5,607

Capital lease obligations                              0               0             624
Other long-term liabilities                          147             146             149

Stockholders' equity:
Common stock                                          37              36              36
Additional paid-in-capital                       111,067         110,709         110,302
Deferred compensation                                  0               0            (531)
Accumulated other comprehensive loss                   0              (1)             (2)
Accumulated deficit                              (99,206)        (94,938)        (85,691)
Total stockholders' equity                        11,898          15,806          24,114

Total liabilities and stockholders'
 equity                                    $      16,632   $      20,524   $      30,494